AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of the date of signature of the last party to sign (the “Effective Date”), by and between Liquidity Services, Inc., a Delaware corporation (the “Company”), and _____________ (the “Executive”). Terms used herein with initial capitalization are defined in Section 11 (Definitions) below.

WHEREAS, the Executive is already employed by the Company and the Company wishes to continue to employ the Executive;

WHEREAS, the Executive is a key employee who is expected to continue to make major contributions to the profitability, growth and financial strength of the Company and its subsidiaries and affiliates; and

WHEREAS, the Executive is willing to render services on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and conditions herein, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereby agree as follows:

1)
Employment Agreement. On the terms and conditions set forth in this Agreement, the Company agrees to employ the Executive and the Executive agrees to be employed by the Company for the Employment Period set forth in Section 2 (Term) and in the position and with the duties set forth in Section 3 (Positions and Duties).
2)
Term. The term of employment commences on the Effective Date and continues until terminated pursuant to Section 7 (Termination of Employment) (the “Employment Period”).
3)
Position and Duties. The Executive shall serve in the position and with the duties and title set forth in Schedule 1 (Certain Terms of Employment) attached hereto during the Employment Period. In such capacity, the Executive shall have the normal duties, responsibilities, and authority of such position, subject to the power of the Executive’s “Reporting Officer” as designated in Schedule 1 (Certain Terms of Employment) or the Company’s Board of Directors (the “Board”) to reasonably expand or limit such duties, responsibilities and authority. The Executive shall report to the Reporting Officer designated in Schedule 1 (Certain Terms of Employment). The Executive shall devote the Executive’s best efforts and full business time and attention to the business and affairs of the Company; provided, however, that Executive may, to the extent such participation or service does not materially interfere with the performance of the obligations described in this Agreement: (i) participate in charitable, civic, political, social, trade, or other non-profit organizations; (ii) with the consent of Chief Executive Officer, such consent not to be unreasonably withheld, serve as a non-management director of a business corporation (or in a like capacity in other for-profit organizations); or (iii) managing Executive’s personal investments.

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4)
Place of Performance. In connection with the Executive’s employment by the Company, the Executive shall be based at a remote home office location in the continental United States that complies with the Company’s policies and procedures concerning remote work.
5)
Compensation.
a)
Base Salary. During the Employment Period, the Company shall pay an annual base salary (the “Base Salary”) to the Executive, which Base Salary initially shall be at the rate per year as set forth in Schedule 1 (Certain Terms of Employment). The Compensation Committee of the Board (the “Committee”) shall review Executive’s Base Salary from time to time. The Base Salary shall be payable biweekly or in such other installments as shall be consistent with the Company’s payroll procedures. The Base Salary may be increased at any time or from time to time, but it may not be decreased without the consent of the Executive.
b)
Annual Cash Incentive Award. During the Employment Period, Executive shall be eligible for an annual target cash incentive opportunity based on a percentage of Executive’s Base Salary, which percentage is set forth in Schedule 1 (Certain Terms of Employment), provided that the payment of Executive’s annual cash incentive shall be determined by the Compensation Committee in its good faith discretion based on Company's collective performance as a whole and, to the extent applicable, individual performance to the extent of an individual performance metric is applied. From time to time, the Committee shall review the percentage of Base Salary used to calculate Executive’s annual target cash incentive. In its sole discretion, the Committee may award an annual cash incentive in excess of the annual cash incentive opportunity. Notwithstanding the foregoing, the Committee may grant a special bonus at any time. Annual cash incentive awards shall be deemed “earned” only if Executive is employed on the last day of the fiscal year to which the annual cash incentive award relates and shall be otherwise paid in accordance with the Company’s Annual Incentive Plan at the sole discretion of the Compensation Committee.
c)
Long-Term Incentive Awards. During the Term, Executive shall be eligible for long-term incentive award opportunities. The Committee shall review Executive’s annual long-term incentive award from time to time. Long-term cash incentive awards not granted under the Company’s Third Amended and Restated 2006 Omnibus Long Term Incentive Plan, as amended (collectively, with any successor plan thereto, the “Equity Incentive Plan”) shall be deemed “earned” only if Executive is employed on the last day of the applicable performance period and shall be paid in accordance with the Company plan or award agreement for such award. Equity awards granted under the Equity Incentive Plan shall be administered subject to the terms and conditions of such plan and the applicable award agreement.
d)
Benefits. During the Employment Period, the Executive will be entitled to receive such other benefits approved by the Board and made available to similarly situated senior executives of the Company, including health insurance, disability insurance, and 401(k) benefits. At all times the Company agrees to maintain Director’s and Officer’s Liability

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coverage for the Executive. Nothing contained in this Agreement shall prevent the Company from changing insurance carriers.
e)
Employee Leave. The Executive shall be entitled to all public holidays observed by the Company and a total of 26 days of paid time off (“PTO”) in accordance with the applicable law and policies of the Company, which shall be taken at a reasonable time or times per year.
f)
Compensation Clawback. Notwithstanding any other provisions in this Agreement to the contrary, any incentive or other compensation paid to the Executive pursuant to this Agreement or any other plan, policy, program, or agreement or arrangement with the Company that is subject to clawback or other similar recovery under applicable law, government regulation, stock exchange listing requirement or the Company’s Clawback Policy (or any successor thereof), as any of the same may be in effect from time to time, will be subject to such clawback or other recovery as may be required thereunder.
g)
Executive Stock Holding Policy. The Executive is subject to the Company’s Executive Stock Holding Policy to align the Executive’s interest with those of the Company’s stockholders. This policy requires the Executive to accumulate and hold shares of the Company’s common stock having an aggregate value equal to one hundred and fifty percent (150%) of the Executive’s Base Salary.
6)
Expenses. The Executive is expected and is authorized to incur reasonable expenses in the performance of Executive’s duties hereunder, including the costs of entertainment, travel, and similar business expenses incurred in the performance of Executive’s duties. Company shall reimburse the Executive for all reasonable business expenses in accordance with the Company’s policies and procedures
7)
Termination of Employment.
a)
Termination. The Executive’s employment by the Company during the Employment Period will continue until:
i)
Executive’s death,
ii)
Executive’s Disability,
iii)
Voluntary resignation by the Executive;
iv)
Resignation by the Executive for Good Reason;
v)
Involuntary termination of Executive’s employment by the Company without Cause; or
vi)
Involuntary termination of Executive’s employment by the Company with Cause.
b)
Notice of Termination. Any termination of Executive’s employment by the Company or by the Executive (other than because of the Executive’s death) shall be communicated by

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written Notice of Termination to the other party hereto in accordance with Section 10(a) (Notices). For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon under Section 7(a) (Termination) and the Date of Termination. In the event that the Executive terminates Executive’s employment for Good Reason (i.e., Section 7(a)(iv)) or the Company terminates Executive’s employment for Cause (i.e., Section 7(a)(vi)), the Notice of Termination shall set forth the facts and circumstances for Good Reason or Cause as applicable. In the event of termination by Executive without Good Reason, Executive shall provide at least 30 days’ notice unless the Company consents, in its sole discretion, to a shorter period of time. The Executive is not entitled to assert that her, his or their termination is for Good Reason unless the Executive gives the Company written notice of the event or events that are the basis for such claim within ninety (90) days after the event or events occur, describing such claim in reasonably sufficient detail to allow the Company to address the event or events and a period of not less than thirty (30) days after to cure the alleged condition, the Company fails to cure such event or events within 30 days of such written notice, and Executive must actually terminate Executive’s employment within 90 days of the initial existence of such event or events.
8)
Compensation Upon Termination.
a)
Death. If the Executive’s employment is terminated during the Employment Period as a result of the Executive’s death, the Company shall pay to the Executive’s estate, or as may be directed by the legal representatives of such estate, the Executive’s Base Salary through the next full calendar month following the Date of Termination and all other unpaid Accrued Benefit Amounts, if any, to which the Executive is entitled as of the Date of Termination. Subject to Section 8(e) (Code Section 409A Matters), the payments contemplated by this Section 8(a) (Death) shall be paid at the time they are due, and the Company shall have no further obligations to the Executive or her, his or their estate under this Agreement.
b)
Disability. If the Company terminates the Executive’s employment during the Employment Period because of the Executive’s Disability, the Company shall pay the Executive twenty five percent (25%) of her, his or their annual Base Salary (i.e., three months of Base Salary) and any unpaid Accrued Benefits.
c)
By the Company with Cause or by the Executive without Good Reason. If the Company terminates the Executive’s employment during the Employment Period for Cause or, alternatively, if the Executive voluntarily resigns her, his or their employment other than for Good Reason, the Company shall pay to the Executive any unpaid Accrued Benefits.
d)
By the Company without Cause or by the Executive for Good Reason. If the Company terminates the Executive’s employment other than for Cause, death, or Disability or the Executive terminates her, his or their employment for Good Reason, the Company shall pay the Executive her, his or their:
i)
Severance Payment as defined and described in Section 8(f) (Severance Payment);

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ii)
any unpaid Accrued Benefits; and
iii)
a lump sum payment reflecting the aggregate amount of twelve (12) months of the total premium that Executive would be required to pay to maintain coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for the plan options that Executive was enrolled in under the Company’s group medical plan as of the Date of Termination, less the aggregate amount of twelve (12) months of the Executive’s monthly premium contribution for participation in such plan as was in effect immediately prior to the Date of Termination. For the avoidance of doubt, it is Executive’s sole responsibility to enroll in COBRA coverage and pay all premiums associated with such coverage at Executive’s sole cost and expense. The Company’s sole obligation under this Section 8(d)(iii) is to make the payment specified herein and Company shall not be obligated to make payments for benefits in which Executive had not been enrolled at the time of termination.
e)
Code Section 409A Matters. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding any provisions of this Agreement to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement and no payments shall be due to the Executive under Section 8 of this Agreement until the Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. For purposes of this Agreement, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A of the Code, and any payments that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. To the extent required to avoid an accelerated or additional tax under Section 409A of the Code, amounts reimbursable to the Executive under this Agreement shall be paid to the Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to the Executive) during any one year may not affect amounts reimbursable or provided in any subsequent year; provided, however, that with respect to any reimbursements for any taxes which the Executive would become entitled to under the terms of the Agreement, the payment of such reimbursements shall be made by the Company no later than the end of the calendar year following the calendar year in which the Executive remits the related taxes were incurred. Notwithstanding any provisions of this Agreement to the contrary, if the Executive is a “specified employee” (within the meaning of Section 409A of the Code and determined pursuant to any policies adopted by the Company consistent with Section 409A of the Code, at the time of the Executive’s separation from service and if any portion of the payments or benefits to be received by the Executive upon separation from service would be considered deferred compensation under Section 409A of the Code and cannot be paid or provided to the Executive during the six-month period immediately following the Executive’s separation

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from service without the Executive incurring taxes, interest or penalties under Section 409A of the Code, such amounts that would otherwise be payable pursuant to this Agreement and benefits that would otherwise be provided pursuant to this Agreement, in each case, during the six-month period immediately following the Executive’s separation from service will instead be paid or made available on the earlier of (i) first business day after the date that is six (6) months following the Executive’s separation from service and (ii) the Executive’s death.
f)
Severance Payment.
i)
Calculation. The term “Severance Payment” means an aggregate amount equal to the sum of:
(1)
the Executive’s Base Salary; and
(2)
the Executive’s annual target cash incentive opportunity for the fiscal year in which Executive is terminated.
ii)
Condition of Release. As a condition to receiving any portion of the Severance Payment, Executive shall have executed and delivered to the Company a general release of claims in favor of the Company, its current and former Subsidiaries, affiliates and stockholders, and the current and former directors, officers, employees and agents of the Company in substantially the form set forth on Schedule 2 attached hereto (the “Release”), and the Release shall have become irrevocable. The Executive shall forfeit the right to receive the Severance Payment if the Executive fails to deliver a signed copy of the Release to the Company within sixty (60) days of the Date of Termination.
iii)
Timing of Payment. The Company will pay the Severance Payment as a single lump sum at the next regularly scheduled payroll date following the date that Executive’s Release becomes irrevocable.
iv)
Acknowledgement. The parties acknowledge and agree that the payment of the portion of the Severance Payment in Section 8(f)(i)(2) is liquidated damages for any claim by Executive for full or partial payment of such annual target cash opportunity that will not be paid because Executive will not be an employee at the end of performance measurement period. As such, the parties acknowledge and agree that (i) the parties have agreed the amount of any calculation of a payment for a target cash incentive opportunity is incapable or is difficult to precisely estimate prior to the end of the performance period, (ii) the amounts specified in this component of the Severance Agreement bear a reasonable relationship to, and are not plainly or grossly disproportionate to, the probable loss likely to be incurred in connection with any failure by the Company to pay such amounts, (iii) one of the reasons for the Company and Executive reaching an agreement as to such amounts was the uncertainty and cost of litigation regarding the question of actual damages, and (iv) the Company and the Executive are sophisticated business parties and have been negotiated at arm's length.

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9)
Other Agreements. As a pre-condition to the effectiveness of this Agreement, Executive agrees to execute the Confidentiality & Non-Compete Agreement, the terms and conditions of which are specifically incorporated herein by reference. Further, as a pre-condition to the effectiveness of this Agreement, the Company and the Executive agree to execute the Indemnification Agreement and the CIC Agreement.
10)
Miscellaneous.
a)
Notices. Any notices, requests, demands, or other communications provided for by this Agreement shall be sufficient if in writing and if sent by Federal Express, United Parcel Service or registered or certified U.S. postal mail to the Executive at the last address he or she has filed in writing with the Company or, in the case of the Company, at its principal offices
b)
Representations. Executive agrees to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. Executive represents that performance of all the terms of this Agreement and the Confidentiality & Non-Compete Agreement will not breach any non-compete or similar agreement entered into by the Executive. Executive represents that Executive has not entered into, and Executive agrees not to enter into, any oral or written agreement in conflict herewith.
c)
Severability. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.
d)
Survival. It is the express intention and agreement of the parties hereto that the provisions of Section 8 hereof shall survive the termination of employment of the Executive. In addition, all obligations of the Company to make payments hereunder shall survive any termination of this Agreement on the terms and conditions set forth herein.
e)
Assignment. The rights and obligations of the parties to this Agreement shall not be assignable or delegable, except that (i) in the event of the Executive’s death, the personal representative or legatees or distributees of the Executive’s estate, as the case may be, shall have the right to receive any amount owing and unpaid to the Executive hereunder and (ii) the rights and obligations of the Company hereunder shall be assignable and delegable to any Affiliate of the Company or in connection with any subsequent merger, consolidation, sale of all or substantially all of the assets of the Company or similar reorganization of a successor corporation.
f)
Binding Effect. Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon the parties hereto and shall inure to the benefit of the parties and their respective heirs, devisees, executors, administrators, legal representatives, successors and assigns.
g)
Amendment; Waiver. This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by the parties hereto; provided, that the parties may amend Schedule 1 (Certain Terms of Employment) hereto by executing and delivering

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a revised version of Schedule 1 (Certain Terms of Employment) and attaching such revised version to this Agreement. Neither the waiver by either of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.
h)
Withholding. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or government regulation or ruling.
i)
Headings. Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.
j)
Governing Law. This Agreement and all matters relating to Executive’s employment shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles thereof. Each party to this Agreement (i) consents to the personal jurisdiction of the state and federal courts having jurisdiction in New Castle County, Delaware, (ii) stipulates that the proper, exclusive, and convenient forum and venue for legal adjudication of any issue arising out of this Agreement or relating to claims between the parties is New Castle County, Delaware for state court proceedings, and the United States District Court for the District of Delaware, for federal district court proceedings, and (iii) waives any defense, whether asserted by a motion or pleading, that New Castle County, Delaware, or the United States District Court for the District of Delaware, is an improper or inconvenient venue.
k)
Entire Agreement. This Agreement, including Schedule 1 (Certain Terms of Employment) hereto constitutes the entire agreement between the parties respecting the employment of Executive, there being no representations, warranties or commitments except as set forth herein.
l)
Counterparts and Electronic Signature. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original agreement and both of which shall constitute one and the same agreement. The counterparts of this Agreement may be executed and delivered by facsimile or other electronic signature (including portable document format) by either of the parties and the receiving party may rely on the receipt of such document so executed and delivered electronically or by facsimile as if the original had been received.
11)
Definitions.

“Affiliate” means as to a specified Person any other person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person.

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“Accrued Benefits” shall mean the sum of the following:

(i)
accrued but unpaid Base Salary through the Date of Termination, payable at the next regularly scheduled pay date for employees following the Date of Termination;
(ii)
any annual cash incentive award earned but unpaid with respect to the fiscal year preceding the year in which the Date of Termination occurs, payable in accordance with Section 5(b) above;
(iii)
any long-term incentive award earned but unpaid with respect to performance periods that ended in the fiscal year preceding the year in which Date of Termination occurs, payable in accordance with Section 5(c) above;
(iv)
accrued but unused PTO days paid in accordance with Section 5(e) above;
(v)
reimbursement for any unreimbursed business expenses incurred through the Date of Termination and any expenses incurred through the Date of Termination under Section 6 above, payable within thirty days following the Date of Termination; and (vi) all other payments, benefits, or fringe benefits to which Executive shall be entitled as of the Date of Termination under the terms of this Agreement or any other applicable compensation arrangement or benefit, equity, or fringe benefit plan or program or grant.

“Agreement” means this Amended and Restated Executive Employment Agreement.

“Base Salary” is defined in Section 5(a) above.

“Beneficial Owner” means a beneficial owner within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

“Cause” means the Executive shall have:

(1)
committed an intentional act of fraud, embezzlement or theft in connection with her, his or their duties or in the course of her, his or their employment with the Company or any Subsidiary;
(2)
committed intentional wrongful damage to property of the Company or any Subsidiary;
(3)
committed intentional wrongful disclosure of secret processes or confidential information of the Company or any Subsidiary;
(4)
been convicted of a felony (specifically excluding felonies or crimes under any applicable state or federal vehicle code);
(5)
committed intentional wrongful engagement in any competitive activity which would constitute a material breach of the duty of loyalty to the

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Company and any such act shall have been materially harmful to the Company and its Subsidiaries taken as a whole; or
(6)
committed recurring violations of material Company rules, regulations, or policies (to the extent such rules, regulations, or policies are consistent with and do not conflict with this Agreement), or breached any material provisions of this Agreement or the Confidentiality & Non-Compete Agreement, in any case after written notice to Executive from the Company specifically enumerating all of the facts and circumstances constituting the violation or breach, the conduct or action which can be taken by Executive to cure the violation or breach, and a reasonable opportunity (which in no event shall be less than thirty (30) calendar days) for Executive to take corrective action.

“Confidentiality & Non-Compete Agreement” means that certain Employee Agreement Regarding Confidentiality, Intellectual Property, and Competitive Activities, dated as of the date hereof, by and between the Executive and the Company.

“Company” means Liquidity Services, Inc. and its successors and assigns.

“Date of Termination” means (i) if the Executive’s employment is terminated by the Executive’s death, the date of the Executive’s death; (ii) if the Executive’s employment is terminated because of the Executive’s Disability, 30 days after Notice of Termination; or (iii) if the Executive’s employment is otherwise terminated by the Company or by the Executive, the date specified in the Notice of Termination.

“Disability” means the Executive’s inability to perform all of the Executive’s duties hereunder by reason of illness, physical or mental disability or other similar incapacity, as determined by a competent medical doctor appointed by the Board after a complete and thorough medical examination and evaluation, which inability shall continue for more than three consecutive months or for such shorter periods that when aggregated exceed six (6) months in any twelve (12) month period.

“Effective Date” means the date as of which this Agreement is executed as set out above.

“Employment Period” is defined in Section 2 above.

“Good Reason” means:

(i)
the Company’s failure to perform or observe any of the material terms or provisions of this Agreement (including the provisions of Schedule 1 of this Agreement) or the Indemnification Agreement; or

(ii)
a material reduction in the scope of the Executive’s authority, duties or responsibilities without the prior written consent of the Executive; or

(iii)
any change to the job title given to Executive without the prior written

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consent of Executive;

(iv)
any material diminution in Base Salary or any other material change in benefits provided to Executive hereunder without the prior written consent of Executive; or

(v)
Any request, instruction, directive or order whether direct or indirect, to the Executive by the Company or any executive officer of the Company to perform any act which is unlawful; or

(vi)
A relocation of Executive’s primary geographic work location (including a remote home office) to a distance of more than fifty (50) miles from its location as of immediately prior to such change without the prior written consent of Executive.

provided that Executive is not entitled to assert that her, his or their termination is for Good Reason unless the Executive gives the Company written notice of the event or events that are the basis for such claim within ninety (90) days after the event or events occur, describing such claim in reasonably sufficient detail to allow the Company to address the event or events and a period of not less than thirty (30) days after to cure the alleged condition, the Company fails to cure such event or events within 30 days of such written notice, and Executive must actually terminate Executive’s employment within 90 days of the initial existence of such event or events.

“Indemnification Agreement” dated as of the date hereof by and between the Executive and the Company.

“Notice of Termination” is defined in Section 7.2 above.

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned have duly executed this Agreement, or have caused this Agreement to be duly executed on their behalf, as of the day and year first hereinabove written.

LIQUIDITY SERVICES, INC.

By:
Name:
Title:

Date:

EXECUTIVE

Date:

Signature Page to Amended and Restated Executive Employment Agreement

SCHEDULE 1 TO AMENDED AND RESTATED
EXECUTIVE EMPLOYMENT AGREEMENT

CERTAIN TERMS OF EMPLOYMENT

All capitalized but undefined terms in this Schedule shall have the meaning ascribed to them in the Agreement.

Name:
Position/Title:
Duties:
Reporting Officer:
Base Salary:
Target Cash Incentive Opportunity as a Percentage of Base Salary:
Work Arrangement:

SCHEDULE 2 TO AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

FORM OF RELEASE AGREEMENT

This release (the “Release”) is entered into by Liquidity Services, Inc. (the “Company”) and _____________ (“Executive”) pursuant to the Amended and Restated Executive Employment Agreement by and between the Company and Executive, effective as of ___________ (the “Employment Agreement”). This is the Release referenced in Section 8(f) of the Employment Agreement. Capitalized terms used herein but not defined herein shall have the meaning ascribed to such terms in the Employment Agreement.

In exchange for and as a condition of receiving the payments and benefits set forth in Section 8 of the Employment Agreement, the parties agree as follows:

•
Release and Covenant Not to Sue. Executive, on behalf of Executive’s self and Executive’s heirs, administrators, executors, and assigns, forever releases the Company and its subsidiaries and each of the Company’s and its subsidiaries’ successors, assigns, predecessors, affiliates, divisions, directors, officers, shareholders, employees, representatives, agents, counsel, and insurers, and any persons acting with them (collectively “Released Parties”) from, and covenants not to bring suit or otherwise institute legal proceedings against any of them arising in whole or in part from, all claims that Executive now has or may have or that Executive may hereafter have of any nature whatsoever, that arose out of or are related to any matter occurring prior to the Effective Date (as defined below), be they common law or statutory, legal or equitable, in contract or tort, including but not limited to: (a) all claims arising out of or in any way relating to Executive’s employment with or separation of employment from the Company or its affiliates; (b) all claims for compensation or benefits, including salary, commissions, bonuses, vacation pay, expense reimbursements, severance pay, fringe benefits, stock options, restricted stock units or any other ownership interests in the Company or its affiliates, including, without limitation, any claims arising under any employment agreement between the Company and Executive or the Employment Agreement; (c) all claims for breach of under any employment agreement between the Company and Executive or the Employment Agreement or other breach of contract, wrongful termination, breach of the implied covenant of good faith and fair dealing or breach of any policy, plan or practice; (d) all tort claims, including claims for fraud, defamation, invasion of privacy and emotional distress; (e) all other common law claims; and (f) all claims (including claims for discrimination, harassment, retaliation, attorney’s fees, expenses or otherwise) that were or could have been asserted by Executive or on Executive’s behalf in any federal, state, or local court, commission, or agency, or under any federal, state, local, employment, services or other law, regulation, ordinance, constitutional provision, executive order or other source of law, including without limitation under any of the following laws, as amended from time to time: (i) the Age Discrimination in Employment Act of 1967, as amended; (ii) Title VII of the Civil Rights Act of 1964, as amended; (iii) the Civil Rights Act of 1991, as amended; (iv) Sections 1981 through 1988 of Title 42 of the United States Code, as amended; (v) the Employee Retirement Income Security Act of 1974, as amended; (vi) the Immigration Reform Control Act, as amended; (vii) the Americans with Disabilities Act of 1990, as amended; (viii) the National Labor Relations Act, as amended; (ix) the Occupational Safety and Health Act, as amended; (x) the Fair Labor Standards Act; (xi) New York Human Rights Law; (xii) the

West Virginia Human Rights Act; (xiii) Massachusetts Wage Act; (xiv) S.D. Codified Laws § 20-7-11; (xv) N.D. Cent. Code § 9-13-02; (xvi) any state or federal, state or local anti-discrimination law, (xvii) any state or federal, state or local wage and hour, overage or payment law; (xviii) any other local, state or federal law, regulation or ordinance in the United States of America and in any jurisdiction anywhere in the world; (xix) any public policy, contract, tort, or common law claim; (g) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in the matters referenced herein; and (h) any and all claims the Executive may have arising as the result of any alleged breach of contract, compensation, incentive, bonus or commission plan or agreement with any Released Party (collectively, the “Released Claims”). This Release does not waive any claims in respect of (A) rights to indemnification and to be held harmless and be defended by the Company pursuant to its charter and bylaws and/or any indemnification agreement between Executive and any of the Released Parties, to the extent that Executive is entitled thereto, (B) directors or officers insurance rights to which Executive, to the extent that Executive is entitled thereto, (C) rights that Executive has in his capacity as a securityholder of any of the Released Parties, (D) rights under this Release, to the extent that Executive is entitled thereto, (E) rights under the Employment Agreement, including rights under Section 8 (Termination Compensation) for which this Release is required, to the extent that Executive is entitled thereto, (H) rights to any vested benefits under any long-term equity incentive plan, annual incentive plan or employee benefit or plan or arrangement of, or sponsored by, any of the Released Parties, or (I) rights that cannot be waived by law.

Executive hereby represents and warrants that (s)he has not filed or reported any claims or complaints in any forum and that (s)he has not assigned to any third party or filed with any agency or court any claim released by this Section, except for any claims, reports or information filed with or provided to the Securities and Exchange Commission (the “SEC”) or other government agency or court confidentially pursuant to Section 21F of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Executive is not waiving any claim for workers’ compensation, although Executive acknowledges (s)he has not sustained a work-related injury or illness and has no intent to file a claim against the Company as a result of any work-related injury or illness sustained in the course of her, his or their employment with the Company. Nothing in this Release prohibits Executive from filing a charge with the Equal Employment Opportunity Commission, National Labor Relations Board or a comparable state or local administrative agency related to Executive’s employment or separation of employment. Executive does forever waive Executive’s right to recover or receive any monetary damages, attorneys’ fees, back pay, reinstatement or injunctive relief from the Released Parties relating to any matter whatsoever up to the date of this Agreement. However, nothing in this Release (i) prohibits, limits or restricts, or shall be construed to prohibit, limit or restrict, Executive from exercising any legally protected whistleblower rights (including pursuant to Section 21F of the Exchange Act and the rules and regulations thereunder), without notice to or consent from the Company, or (ii) to the extent required by law, prohibits or shall be construed to prohibit Executive from receiving a reward from the SEC or other applicable government agency pursuant to Section 21F of the Exchange Act or other applicable whistleblower or other law or regulation in connection therewith.

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Wavier of Unknown Claims. If and to the extent Executive is a resident of California or California law may apply to this Agreement, Executive understands and expressly agrees that this Agreement extends to all claims of every nature and kind whatsoever, known and unknown, suspected or unsuspected, past or present, which the Executive has or may have against the Released Parties, and the Executive hereby knowingly waives any and all rights and protections under Section 1542 of the California Civil Code, which states:

1542. GENERAL RELEASE - CLAIMS EXTINGUISHED.

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HER, HIS OR THEIR SETTLEMENT WITH THE DEBTOR.

Executive agrees that this waiver is an essential and material term of this Release, without which this document would not have been executed. For all purposes of this Release, the term “creditor” as used and referred to in Section 1542 of the California Civil Code means and includes Executive

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Consideration of Agreement by Executive.

(a) The Company hereby advises Executive and Executive acknowledges that Executive has been so advised, to consult with an attorney before executing this Release.

(b) Executive acknowledges that, before entering into this Release, Executive had twenty-one (21) calendar days after receipt of this Release (the “Consideration Period”) to consider this Release before signing it. Executive and the Company agree that no changes to this Release will re-start the Consideration Period. If Executive signs this Release, the date on which (s)he signs the Release shall be the “Execution Date.” In the event Executive executes and returns this Release prior to the end of the Consideration Period, (s)he acknowledges that Executive’s decision to do so was voluntary and that (s)he had the opportunity to consider this Release for the entire Consideration Period. If Executive works from West Virginia, Executive acknowledges receipt of the toll-free West Virginia State Bar Association phone number 1-866-989-8227.

(c) The Parties agree that this Release will not become effective until seven (7) calendar days (or, if Executive works from the State of Minnesota fifteen (15) calendar days) after the Execution Date and that Executive may, within seven (7) calendar days (or, if Executive works from the State of Minnesota fifteen (15) calendar days) after the Execution Date, revoke the Release in its entirety by providing written notice to the Company’s Chief Human Resources Officer. If written notice of revocation is not received by the Company by the 8th day (or, if Executive works from the State of Minnesota by the sixteenth (16) calendar day) after the execution of this Release, this Release will become effective and enforceable on that day (the “Effective Date”).

[Signature Page Follows]

Executive represents and agrees that he has fully read and understands the meaning of this Release and is voluntarily entering into this Release with the intention of giving up all claims against the Released Parties.

EXECUTIVE LIQUIDITY SERVICES, INC.

By:

Name:

Title:

Date: Date: